Exhibit 99.1
FOR IMMEDIATE RELEASE

AT THE COMPANY:
Mike Falvey	J. Neal Armstrong	Emily Anderson
Vice President, CFO	Vice President, Investor Relations	Dir, Corporate Communications
(617) 559-7363	(617) 559-7162	(617) 559-7032
ASPECT MEDICAL RECEIVES NOTICE FROM NASDAQ
REGARDING AUDIT COMMITTEE COMPOSITION
     Newton, MA – October 14, 2005 – Aspect Medical Systems, Inc. (NASDAQ: ASPM) today announced that as a result of the resignation of Richard J. Meelia from its board of directors, it has received a letter from The Nasdaq Stock Market, Inc., dated October 12, 2005, indicating that the Company is not in compliance with the Audit Committee Composition requirement for continued listing set forth in Marketplace Rule 4350(d)(2)(A) as a result of only having two independent members instead of the three independent members required by such rule. It is the Company’s intention to be compliant prior to the earlier of its next annual shareholders’ meeting or September 22, 2006, the expiration of the cure period as provided under Marketplace Rule 4350(d)(4).
About Aspect Medical Systems, Inc.
     Aspect Medical Systems, Inc. (NASDAQ: ASPM) is a global market leader in brain monitoring technology. To date, the company’s Bispectral Index (BIS) technology has been used to assess more than 12.2 million patients and has been the subject of approximately 2,000 published articles and abstracts. BIS technology is installed in approximately 68 percent of hospitals listed in the July 2005 U.S. News and World Report ranking of America’s Best Hospitals and in approximately 40 percent of all domestic operating rooms. In the last twelve months BIS technology was used in approximately 12% of all U.S. surgical procedures requiring general anesthesia or deep sedation. BIS technology is available in more than 160 countries. Aspect Medical Systems has OEM agreements with seven leading manufacturers of patient monitoring systems. The company is also investigating how other methods of analyzing brain waves may aid in the diagnosis and management of neurological diseases, including depression and Alzheimer’s disease. For more information, visit Aspect’s web site at http://www.aspectmedical.com.

Safe Harbor Statement
     Certain statements in this release are forward-looking and may involve risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those indicated by these forward-looking statements. For example, the Company may not achieve widespread market acceptance of its BIS monitoring technology among members of the ASA who review the final practice advisory statement. The Company also faces other barriers to market penetration and acceptance. The Company may not be able to compete with new products or alternative techniques that may be developed by others, including third-party anesthesia monitoring products approved by the FDA, and also faces competitive and regulatory risks relating to its ability to successfully develop and introduce enhancements and new products. Cases of awareness with recall during monitoring with the BIS system and significant product liability claims are among the factors that could limit market acceptance. There are additional factors that could cause the Company’s actual results to vary from its forward-looking statements, including without limitation those set forth under the heading “Factors Affecting Future Operating Results” in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2005, as filed with the Securities and Exchange Commission. In addition, any forward-looking statements represent the Company’s views only as of the date of this press release and should not be relied upon as representing the Company’s views as of any subsequent date. While the Company may elect to update forward-looking statements in the future, it specifically disclaims any obligation to do so, even if its expectations change. Therefore, you should not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
Aspect, Bispectral Index and BIS are registered trademarks of Aspect Medical Systems, Inc. All other trademarks, service marks and company names are the property of their respective owners.